Exhibit (c)(4)

November 6, 2013 Presentation to the Transaction Committee Regarding Project WILDCATS Strictly Private & Confidential SANDLER O’NEILL + PARTNERS, L.P.

GENERAL INFORMATION AND LIMITATIONS This presentation, and the oral or video presentation that supplements it, have been developed by and are proprietary to Sandler O'Neill & Partners, L.P. and were prepared exclusively for the benefit and internal use of the recipient.  Neither the printed presentation nor the oral or video presentation that supplements it, nor any of their contents, may be reproduced, distributed or used for any other purpose without the prior written consent of Sandler O'Neill & Partners, L.P. The analyses contained herein rely upon information obtained from the recipient or from public sources, the accuracy of which has not been verified, and cannot be assured, by Sandler O'Neill & Partners, L.P.  Moreover, many of the projections and financial analyses herein are based on estimated financial performance prepared by or in consultation with the recipient and are intended only to suggest reasonable ranges of results.  Finally, the printed presentation is incomplete without the oral or video presentation that supplements it. Sandler O’Neill & Partners, L.P. prohibits employees from offering, directly or indirectly, favorable research, a specific rating or a specific price target, or offering or threatening to change research, a rating or a price target to a company as consideration or inducement for the receipt of business or compensation.  The Firm also prohibits research analysts from being compensated for their involvement in, or based upon, specific investment banking transactions. Sandler O'Neill & Partners, L.P. is a limited partnership, the sole general partner of which is Sandler O'Neill & Partners Corp., a New York corporation.  Sandler O'Neill & Partners, L.P. is a registered broker-dealer and a member of the Financial Industry Regulatory Authority.  Sandler O'Neill Mortgage Finance L.P. is an indirect subsidiary of Sandler O'Neill & Partners Corp.  This material is protected under applicable copyright laws and does not carry any rights of publication or disclosure. SANDLER O’NEILL + PARTNERS

Date Received October 30, 2013 Consideration Mix 100% Stock Exchange Ratio 0.460 LION common units for each TIGER share Purchase Price $2,155 mm (as of November 4, 2013; based on LION ‘s share price of $22.87) Implied Valuation Per Share $10.52 based on LION’s stock price as of November 4, 2013 Represents a 8.2% premium to November 4, 2013 closing TIGER share price ($9.72) and a 1.0% premium to book value Tax Structure Transaction will be taxable to TIGER shareholders Remaining Due Diligence LION believes they could complete remaining due diligence items in two weeks time: Confirming absence of change in control issues Finalizing transaction structure Board and Unit Holder Approval LION is not required to seek unit holder approval and does not plan to for this transaction. The Proposed transaction has the support of LION’s Board of Directors but will need final approval after completion of due diligence TIGER Preferred and Debt TIGER’s existing perpetual preferred shares and debt obligations will remain outstanding at the TIGER level. TIGER’s current senior secured credit facility will be canceled upon completion of the transaction Summary of Proposal

TIGER Trading Activity and Market Valuation 1. Dividend yield computed as most recent quarterly dividend annualized divided by closing share price Pricing as of November 4, 2013 Source: SNL Financial 3 Year Share Price and Volume 0 5,000 10,000 15,000 $4.00 $8.00 $12.00 $16.00 11/04/10 03/04/11 07/04/11 11/04/11 03/04/12 07/04/12 11/04/12 03/04/13 07/04/13 11/04/13 Thousands Volume TIGER Share Price Market Statistics Share Price (11/4/13) $9.72 Market Cap ($mm) $1,991 Price / Book 0.93x Price / 2013E EPS 7.8x Price / 2014E EPS 9.2x Current Dividend Yield (1) 9.1% Price / 52 Week High 81.5% Price / 52 Week Low 104.5% YTD 1 Year 3 Years Avg. Share Price $10.72 $10.66 $9.65 Weighted Avg. Share Price $10.76 $10.69 $9.69 Avg. Daily Trading Volume 943,491 936,573 948,370 % of Shares Outstanding 0.46% 0.46% 0.46%

Historical Implied Value of Proposal – Exchange Ratio of 0.46 Pricing as of November 4, 2013 Source: SNL Financial Based on LION’s Historical Share Price $0.00 $2.50 $5.00 $7.50 $10.00 $12.50 11/4/2010 5/4/2011 11/4/2011 5/4/2012 11/4/2012 5/4/2013 11/4/2013 Implied TIGER Valuation Per Share TIGER Share Price

Historical Book Value and Market Valuation Quarterly Book Value Per Share and P / BV Multiples Since January 1, 2011 Pricing as of November 4, 2013 Source: SNL Financial 0.00x 0.25x 0.50x 0.75x 1.00x 1.25x $0.00 $3.00 $6.00 $9.00 $12.00 $15.00 12/31/10 03/31/11 06/30/11 09/30/11 12/31/11 03/31/12 06/30/12 09/30/12 12/31/12 03/31/13 06/30/13 09/30/13 Book Value Per Share Price/Book 1.00x Book Price / Book Value Ratios High 1.23x Low 0.71x Mean 0.99x Median 1.00x

TIGER Business Overview

Q3 2013 Update

- TIGER reported third quarter earnings on October 23, 2013
  - Net income available to common shareholders of $33.0 million, compared with $112.0 million for the same period of 2012 and $79.2 million for the period ended 6/30/13
  - Net income per diluted common share of $0.16, compared with $0.61 for the comparable prior-year period and $0.39 for the period ended 6/30/13
  - Quarterly cash distribution of $0.22 per common share was declared for the third quarter of 2013 compared with $0.21 per common share for period ended 6/30/13
  - Book value per common share was $10.42 as of September 30, 2013 as compared to book value per common share of $10.41 as of June 30, 2013
- TIGER announced on its earnings call that it will be refining its strategy going forward by increasing its capital deployment to more cash yielding strategies in order to grow cash EPS
  - TIGER will narrow its new capital commitments to three main strategies instead of six
  - The three areas TIGER will focus on for new capital commitments are CLO equity, opportunistic credit, and specialty finance lending
  - Minimize additional complexity from its corporate structure and tax status

Breakdown of Investments by Strategy[1]



Equity Investments 6.0%
Other Assets 14.4%
CLO Notes 41.1%
Securities 6.2%
Cash 8.4%
Oil & Gas Properties 11.7%
Corporate Loans 12.1%

Total: $3,092 mm

Projected Change in Composition of Investment Income[2]

	2012A	2013E	2014E	2015E	2013 % Of Total	2015 % Of Total
Investment Income						
Legacy CLO Income	*$243.9*	*$204.3*	*$171.6*	*$111.9*	*67.9%*	*35.3%*
Future CLO Income	-	-	8.8	55.7	0.0%	17.6%
Total CLO Income	*$243.9*	*$204.3*	*$180.4*	*$167.6*	*67.9%*	*52.8%*
Non-CLO Corporate Assets	44.1	42.4	21.8	19.2	14.1%	6.1%
KKR Natural Resources[3]	20.6	36.2	73.4	57.0	12.0%	18.0%
Commercial Real Estate	-	3.4	11.8	21.3	1.1%	6.7%
Maritime Finance Company	-	-	11.7	22.5	0.0%	7.1%
RMBS Assets	12.0	10.7	8.5	6.8	3.6%	2.1%
Interest Rate Swaps	(4.2)	(4.4)	(4.3)	(3.8)	(1.5%)	(1.2%)
Credit Default Swaps	(1.7)	(1.7)	(1.4)	(1.4)	(0.6%)	(0.4%)
Reinvested Assets	-	10.0	26.0	28.0	3.3%	8.8%
Total Other Income	70.8	96.6	147.5	149.6	32.1%	47.2%
Total Investment Income	$314.7	$300.9	$327.9	$317.2	100.0%	100.0%

1. Source: Tiger Management
2. Source: Liquidity Forecast in TIGER Board of Directors Meeting (10/23/13)
3. Net of interest expense and G&A expense

SANDLER O'NEILL + PARTNERS 6

Comparable Group Analysis for TIGER

Dollar values in millions except share price

Company	Ticker	Share Price ($)	Market Cap ($mm)	Total Assets ($mm)	LTM ROE (%)	Valuation: Price/ NAV (x)	Valuation: Price/ 2013 Est. EPS (x)	Valuation: Price/ 2014 Est. EPS (x)	Valuation: Current Dividend Yield[1] (%)	Total Return: Three Month (%)	Total Return: One Year (%)
Business Development Companies											
Ares Capital Corporation	ARCC	17.26	4,848	7,131	13.3	1.06	11.1	10.6	8.8	(2.7)	8.4
American Capital, Ltd.	ACAS	14.43	4,253	6,260	12.5	0.75	16.6	14.9	0.0	7.2	22.2
Prospect Capital Corporation	PSEC	11.43	3,182	4,448	10.0	1.07	8.7	8.8	11.6	7.5	18.6
Apollo Investment Corporation	AINV	8.55	1,922	3,154	7.9	1.05	9.7	9.8	9.4	6.9	19.0
Fifth Street Finance Corp.	FSC	10.25	1,423	1,897	10.2	1.04	9.6	9.2	11.2	(2.6)	4.9
Main Street Capital Corporation	MAIN	30.59	1,213	1,228	17.1	1.63	14.8	13.9	6.3	0.4	10.5
Solar Capital Ltd.	SLRC	22.30	987	1,256	7.2	1.00	11.8	12.5	7.2	2.4	6.8
Hercules Technology Growth Capital, Inc.	HTGC	15.48	955	1,211	12.5	1.53	13.5	12.1	7.2	8.7	56.7
Triangle Capital Corporation	TCAP	29.50	814	784	17.1	1.89	13.1	12.4	7.3	2.2	23.8
Golub Capital BDC, Inc.	GBDC	17.51	757	1,016	9.6	1.16	13.3	13.0	7.3	(2.9)	20.5
PennantPark Investment Corporation	PNNT	11.30	751	1,102	12.9	1.08	11.1	10.1	9.9	(0.6)	14.8
Blackrock Kelso Capital Corporation	BKCC	9.42	699	1,094	8.3	1.01	10.4	10.1	11.0	(6.1)	5.5
New Mountain Finance Corporation	NMFC	14.23	630	546	13.3	0.99	9.3	10.4	9.6	1.3	6.5
THL Credit, Inc.	TCRD	16.56	561	555	11.4	1.22	11.3	11.4	8.2	9.3	28.5
Medley Capital Corporation	MCC	13.90	558	725	9.5	1.10	9.3	8.9	10.6	(2.1)	7.1
TICC Capital Corp.	TICC	10.16	535	1,025	14.6	1.04	9.6	8.8	11.4	4.0	12.4
TCP Capital Corp.	TCPC	17.01	518	623	8.7	1.14	10.6	10.6	8.5	8.7	22.6
Median[2]		14.86	786	1,098	10.8	1.07	10.8	10.5	9.1	1.7	13.6
Business Development Companies - Senior / Floating Funds											
Solar Senior Capital Ltd.	SUNS	18.08	208	286	4.0	1.01	15.3	13.4	7.8	2.1	11.8
PennantPark Floating Rate Capital	PFLT	13.16	196	263	9.3	0.94	11.8	12.0	8.0	(5.8)	6.7
Oxford Lane Capital Corporation	OXLC	15.76	120	146	9.5	0.97	13.9	13.9	14.0	1.3	13.0
Fifth Street Senior Floating Rate Corp.	FSFR	13.53	90	100	NA	0.90	42.3	12.5	5.9	(5.2)	(5.2)
Median		14.65	158	205	9.3	0.96	14.6	12.9	7.9	(2.0)	9.2
TIGER	TIGER	9.72	1,991	8,472	13.5	0.93	7.8[3]	9.2[3]	9.1	(6.1)	3.7

Note: Financial data as of MQR and LTM for ROE; pricing data as of November 4, 2013
1. Dividend yield computed as most recent quarterly dividend annualized divided by closing share price
2. American Capital, Ltd. Is excluded from the Median
3. Compass Point estimates are excluded
Source: SNL Financial

SANDLER O'NEILL + PARTNERS 7

Analysts’ Estimates & Views of TIGER 1. Median excludes Compass Point estimates as they are dated Source: SNL Financial, Bloomberg and FactSet Analyst Recommendations Median Analyst Estimates(1) 4 Analysts (66.7%) 2 Analysts (33.3%) Buy Hold $1.25 $1.06 2013FY 2014FY Stephens John Hecht Overwei ght $12.50 $1.38 $1.06 10/24/2013 JefferiesDani el Furtado Hol d $12.00 $1.27 $1.11 10/24/2013 Compass Poi nt Jason Stewart Buy $12.00 $1.62 $1.63 7/26/2013 Deutsche Bank Stephen Laws Buy $11.50 $1.25 $1.01 10/24/2013 FBR Capi tal Markets Scott Val enti n Hold $10.50 $1.25 $1.07 10/24/2013 Wel ls Fargo Securi ties Joel Houck Buy NA $1.21 $1.00 10/24/2013

Valuation Perspectives – Based on 9/30/13 Values 1. Source: TIGER Management 2. Compass Point target price is excluded Source: SNL Financial and company filings Asset Level Mark-to-Market Methodologies (1) $9.25 $9.74 $9.89 $10.42 $10.52 $11.75 Share Price at 11/4 Close: $9.72 Thompson Reuters Management Liquidation Analysis Recent Sales of CLO Assets GAAP Book Value LION BID Median Analyst Target Price ($ in millions, except implied value per share) 9/30/2013 Asset Level Mark to Market Methodologies (1) Median Thompson Management Recent Sales GAAP 11/4/2013 LION BID Target Reuters Liquidation Analysis of CLO Assets Book Value Trading Value (As of 11/4/13) Price (2) BID BID Implied Value ($ / Share) $9.25 $9.74 $9.89 $10.42 $9.72 $10.52 $11.75 Implied Total Value $1,895 $1,995 $2,025 $2,134 $1,991 $2,155 $2,407 Implied Value / GAAP Book Value 0.89x 0.93x 0.95x 1.00x 0.93x 1.01x 1.13x LION BID Premium (Discount) to Value 13.7% 8.0% 6.4% 1.0% 8.2% 0.0% (10.5%)

Imputed Valuation of TIGER Under Management Scenarios

	Reference	TIGER Management Team's View on Future Earnings				
		Downside Case[1]	Base Case[1]	Aggressive Case[1]	Liquidity Forecast[2]	Liquidity Forecast[2]
		2015E	2015E	2015E	2014E	2015E
TIGER Estimated Earnings		$0.74	$1.22	$1.46	$0.94	$0.87
TIGER Distributions Assumed at 90%	90.0%	$0.67	$1.10	$1.31	$0.85	$0.78
TIGER ROE	$10.44	7.1%	11.7%	14.0%	9.0%	8.3%
Imputed Value Per Share Based on BDC Dividend Yields						
Median	**9.1%**	**$7.33**	**$12.09**	**$14.47**	**$9.31**	**$8.62**
Mean	**9.1%**	**$7.32**	**$12.07**	**$14.44**	**$9.30**	**$8.61**
Imputed Value Per Share Based on Senior / Floating BDC Dividend Yields						
Median	**7.9%**	**$8.44**	**$13.92**	**$16.66**	**$10.72**	**$9.93**
Mean	**8.9%**	**$7.47**	**$12.32**	**$14.74**	**$9.49**	**$8.79**
Imputed Value Per Share Based on Historical TIGER Valuation (3 Year Period)						
Median Dividend Yield	**7.9%**	**$8.40**	**$13.85**	**$16.57**	**$10.67**	**$9.87**
Mean Dividend Yield	**7.7%**	**$8.62**	**$14.22**	**$17.01**	**$10.95**	**$10.14**
Median Price / Book	1.00x	$10.44	$10.44	$10.44	$10.44	$10.44
Mean Price / Book	0.99x	$10.34	$10.34	$10.34	$10.34	$10.34
Implied Price / Book Value Per Share - BDCs						
Median		**0.70x**	**1.16x**	**1.39x**	**0.89x**	**0.83x**
Mean		**0.70x**	**1.16x**	**1.38x**	**0.89x**	**0.82x**
Implied Price / Book Value Per Share - Senior / Floating BDCs						
Median		**0.81x**	**1.33x**	**1.60x**	**1.03x**	**0.95x**
Mean		**0.72x**	**1.18x**	**1.41x**	**0.91x**	**0.84x**
Implied Price / Book Value Per Share - Historical TIGER Valuation (3 Year Period)						
Median Dividend Yield		**0.80x**	**1.33x**	**1.59x**	**1.02x**	**0.95x**
Mean Dividend Yield		**0.83x**	**1.36x**	**1.63x**	**1.05x**	**0.97x**
Median Price / Book		1.00x	1.00x	1.00x	1.00x	1.00x
Mean Price / Book		0.99x	0.99x	0.99x	0.99x	0.99x

1. Source: Management's Strategic Plan Recommendation in TIGER Strategic Review Presentation for Board of Directors (10/22/13)
2. Source: Liquidity Forecast in TIGER Board of Directors Meeting (10/23/13)
Source: SNL Financial

SANDLER O'NEILL + PARTNERS 10

M&A Perspective: Recent Affiliated-Party Financial Services Transactions Observations

- An examination of selected[1] affiliated party financial services transactions indicated the following:
  - The final offer price is a market premium in excess of 20% to the initial share price before offer
  - The final offer is most often at a premium in excess of 10% to the initial offer
  - The buyer typically submits 3-5 bids before agreeing to price with the seller
  - In several cases the seller announced the existence of an offer to the public during the negotiating process

Annc. Date	Buyer	Target	Deal Value (mln)	Stock Price Before Intial Offer or Rumor	Initial Offer[1]	Final Offer	Total Rounds of Offers	Initial Premium to Initial Stock Price	Final Premium to Initial Stock Price	Increase to Initial Offer
11/12/2012	Annaly Capital Management Inc	CreXus Investment Corp	$876	$11.10	$12.50	$13.05	4	12.6%	17.6%	4.4%
08/12/2008	Bank of Tokyo-Mitsubishi UFJ Ltd	UnionBanCal Corp,CA	$3,707	$53.02	$58.00	$73.50	3	9.4%	38.6%	26.7%
03/10/2008	Nationwide Mutual Insurance Co	Nationwide Finl Svcs Inc	$2,450	$40.00	$47.20	$52.25	3	18.0%	30.6%	10.7%
07/17/2007	Alfa Mutual	Alfa Corp	$890	$15.20	$17.60	$22.00	5	15.8%	44.7%	25.0%
10/13/2008	Banco Santander SA	Sovereign Bancorp Inc	$1,910	$3.81	$3.81	$3.81	1	0.0%	0.0%	0.0%
11/20/2006	Toronto-Dominion Bank	TD Banknorth Inc	$3,232	$28.81	$32-34	$32.33	6	14.5%	12.2%	-2.0%
11/12/2012	Leucadia National Corp	Jefferies Group Inc	$2,561	$14.27	$16.46	$17.66	2	15.4%	23.7%	7.3%

	Total Rounds of Offers	Initial Premium to Initial Stock Price	Final Premium to Initial Stock Price	Increase to Initial Offer
Mean	**3.4**	**12.2%**	**23.9%**	**10.3%**
Median	**3.0**	**14.5%**	**23.7%**	**7.3%**

1. Transactions involving U.S. based publicly-traded targets in the financial services industry with deal values between $500 million and $5 billion since January 1, 2007 where acquirer owned at least 10% of target pre –transaction and acquired 100% of the remaining stock.
Source: SNL Financial, Thompson IB, SEC filings

SANDLER O'NEILL + PARTNERS 11

LION Trading Activity and Market Valuation Pricing as of November 4, 2013 1. Assumes conversion of operating partnership units into common shares Source: SNL Financial and company filings 0 5,000 10,000 15,000 20,000 $0.00 $5.00 $10.00 $15.00 $20.00 $25.00 11/04/10 05/04/11 11/04/11 05/04/12 11/04/12 05/04/13 11/04/13 Thousands Volume LION Share Price Market Statistics Price and Volume Statistics Share Price (11/4/13) $22.87 Stated Market Cap ($mm) $6,590 Implied 1 Market Cap ($mm) $16,011 Price / 2013E EPS 9.3x Price / 2014E EPS 9.6x Price / Book 2.61x Price / 52 Week High 95% Price / 52 Week Low 171% Dividend Yield 4.0%

LION—Summary of Equity Research Source: Bloomberg and FactSet Analyst Recommendations Median Analyst Estimates 10 Analysts (66.7%) 4 Analysts (26.7%) Buy Hold $2.47 $2.39 2013FY 2014FY Sterne, Agee & Leach Jason Weyeneth Buy $28.00 $2.49 $2.57 10/25/2013 Sandler O'Nei l l Michael Ki m Buy $27.00 $2.46 $2.33 10/25/2013 Argus Research Corp David Ritter Buy $26.00 $2.20 $2.37 8/27/2013 Goldman Sachs Marc Irizarry Buy / Neutral $26.00 NA NA 10/24/2013 Keefe, Bruyette & Woods Robert Lee Outperform $26.00 $2.51 $2.75 10/25/2013 Evercore Partners Warren Gardi ner Equalwieght $25.00 $2.39 $2.36 10/24/2013 Oppenhei mer & Co Chri stopher Kotowskim Outperform $25.00 $1.83 $1.99 10/24/2013 BMO Capital Markets David Chiaverni Market Perform $24.00 $2.42 $2.25 10/24/2013 Morgan Stanley Matthew Kell ey Equal Weight $24.00 $2.47 $2.41 10/30/2013 Credit Suisse Howard Chen Neutral $23.00 $2.65 $2.90 10/24/2013 Barclays Roger Freeman Overweight $21.00 NA NA 7/29/2013 Wel ls Fargo Securities Christopher Harris Outperform NA $2.49 $2.53 10/25/2013 Makor Capital Albert Saporta Buy NA NA NA 9/11/2013 JPMorgan Chri stopher Brown Overweight NA NA NA 7/5/2013

Shareholder Base Analyses

TIGER Ownership Breakdown


Total Insider & Unfloated 4.7%
Implied Retail 41.7%
Total Institutional 53.6%

LION Ownership Breakdown


Implied Retail 6.7%
Total Institutional 26.2%
Total Insider & Unfloated 67.1%

Top TIGER Institutional Shareholders

Top 15 Institutional Holders			
Name	Position	$ Value	% of Ownership
Fidelity Management & Research Co.	**27,751,828**	**$269,747,768**	**13.5%**
Omega Advisors	**14,762,185**	**$143,488,438**	**7.2%**
Thornburg Investment Management	14,603,085	$141,941,986	7.1%
OppenheimerFunds	3,550,000	$34,506,000	1.7%
Eagle Asset Management	3,126,956	$30,394,012	1.5%
Cobalt Capital Management	3,060,885	$29,751,802	1.5%
RBC Global Asset Management (US)	2,780,590	$27,027,335	1.4%
UBS Securities LLC	2,405,897	$23,385,319	1.2%
Lakewood Capital Management LP	2,335,043	$22,696,618	1.1%
Deutsche Bank Investment Management	**1,966,820**	**$19,117,490**	**1.0%**
Morgan Stanley Investment Management	**1,549,825**	**$15,064,299**	**0.8%**
IronBridge Capital Management LP	1,528,364	$14,855,698	0.7%
Legg Mason Capital Management LLC	1,382,705	$13,439,893	0.7%
Royce & Associates LLC	1,241,780	$12,070,102	0.6%
Morgan Stanley Smith Barney LLC	**1,239,513**	**$12,048,066**	**0.6%**
Total Institutional Holders	109,882,274	$1,068,055,703	53.6%

Top LION Institutional Shareholders[1]

Top 15 Institutional Holders			
Name	Position	$ Value	% of Float
Fidelity Management & Research Co.	**21,924,488**	**$501,413,041**	**3.2%**
Morgan Stanley Investment Management	**15,466,419**	**$353,717,003**	**2.2%**
Waddell & Reed Investment Management Co.	15,159,390	$346,695,249	2.2%
Credit Suisse Securities	10,552,054	$241,325,475	1.5%
ING Investment Management Advisors BV	10,520,000	$240,592,400	1.5%
Ariel Investments LLC	7,162,095	$163,797,113	1.0%
Deutsche Bank Investment Management	**6,087,122**	**$139,212,480**	**0.9%**
Putnam Investment Management LLC	4,398,179	$100,586,354	0.6%
GMT Capital Corp.	4,340,200	$99,260,374	0.6%
Morgan Stanley Smith Barney LLC	**3,559,772**	**$81,411,986**	**0.5%**
Chilton Investment Co. LLC	3,557,030	$81,349,276	0.5%
BT Investment Management Ltd.	3,400,721	$77,774,489	0.5%
Omega Advisors, Inc.	**3,093,665**	**$70,752,119**	**0.4%**
Findlay Park Partners LLP	2,851,276	$65,208,682	0.4%
Atherton Lane Advisers LLC	2,675,010	$61,177,479	0.4%
Total Institutional Holders	182,971,013	$4,184,547,059	26.4%

1. LION has 404,744,018 unfloated units

Note: Bold indicates overlap in ownership for the top 15 institutional shareholders of each company

Source: SNL Financial and FactSet

SANDLER O'NEILL + PARTNERS 14

Appendix

Appendix: Unconsolidated Balance Sheet Mark to Market Analysis

($ in millions)

	GAAP Value	Adj. 1	Adj. 2A	Adj. 2B	Adj. 2C	Adj. 3,4,5	Cumulative Adjustments	TR Market Value[6]	Management Liq. Analysis[7]	Recent Sales[8]
Cash	$222.0	-	-	-	-	-	-	$222.0	$222.0	$222.0
Restricted Cash	509.7	(472.5)	-	-	-	-	(472.5)	37.2	37.2	37.2
CLO Notes	-	-	**1,269.8**	**1,371.6**	**1,401.4**	-		**1,269.8**	**1,371.6**	**1,401.4**
Securities	519.7	(327.2)	-	-	-	-	(327.2)	192.5	192.5	192.5
Corporate Loans	6,153.1	(5,780.4)	-	-	-	2.7	(5,777.6)	375.4	375.4	375.4
Equity Investments	191.2	(5.3)	-	-	-	-	(5.3)	185.9	185.9	185.9
Oil & Gas Properties	372.0	-	-	-	-	(9.4)	(9.4)	362.6	362.6	362.6
Derivative Assets	35.3	-	-	-	-	-	-	35.3	35.3	35.3
Interest & Principal Receivable	38.6	(23.7)	-	-	-	-	(23.7)	14.9	14.9	14.9
Other Assets	430.4	(26.8)	-	-	-	(7.3)	(34.1)	396.3	396.3	396.3
Total Assets	**$8,472.0**	**($6,635.9)**	**$1,269.8**	**$1,371.6**	**$1,401.4**	**($13.9)**	**($6,649.8)**	**$3,092.0**	**$3,193.8**	**$3,223.6**
CLO Secured Notes	4,903.4	(4,903.4)	-	-	-	-	(4,903.4)	-	-	-
CLO Junior Secured Notes to Affiliates	193.9	(193.9)	-	-	-	-	(193.9)	-	-	-
Credit Facilities	48.5	-	-	-	-	-	-	48.5	48.5	48.5
Senior Notes	362.3	-	-	-	-	11.5	11.5	373.8	373.8	373.8
Preferred Equity	362.0	-	-	-	-	11.8	11.8	373.8	373.8	373.8
Junior Subordinated Notes	283.5	-	-	-	-	-	-	283.5	283.5	283.5
Accounts Payable, Accrued Expenses & Other Liabilities	74.8	(5.3)	-	-	-	-	(5.3)	69.5	69.5	69.5
Accrued Interest Payable	16.5	(10.6)	-	-	-	-	(10.6)	5.9	5.9	5.9
Accrued Interest Payable to Affiliates	4.1	(4.1)	-	-	-	-	(4.1)	-	-	-
Related Party Payable	3.8	(0.9)	-	-	-	-	(0.9)	2.9	2.9	2.9
Derivative Liabilities	86.1	(45.7)	-	-	-	-	(45.7)	40.4	40.4	40.4
Total Liabilities	**$6,338.9**	**($5,163.9)**	**$0.0**	**$0.0**	**$0.0**	**$23.2**	**($5,140.6)**	**$1,198.2**	**$1,198.2**	**$1,198.2**
Equity Allocable to Common Shareholders	**$2,133.1**							**$1,893.8**	**$1,995.5**	**$2,025.4**
Total Shares	**204.8**							**204.8**	**204.8**	**204.8**
Per Share Value	**$10.42**							**$9.25**	**$9.74**	**$9.89**

1. Deconsolidate CLOs (remove all CLO consolidation amounts from balance sheet)
2. Add CLO notes at market value
3. Adjust Oil & Gas investments to fair value
4. Adjust balance sheet holdings from cost to fair value where applicable
5. Adjust other assets to remove capitalized debt costs and adjust debt amounts to Par Value
6. Market value of CLO Notes based on marks from Thompson Reuters
7. Market value of CLO Notes based on liquidation value for deals that can be called; for 2012-1 and 2013-1 the values are based on Thompson Reuters values
8. Market value of CLO Notes based on BWIC winning prices where available; otherwise based on higher values from Thompson Reuters or Liquidation value

Source: TIGER Management Analysis

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Appendix: M&A Perspective: Historical Financial Services Deal Premiums

($ in millions)

Announced Date	Buyer	Target	Transaction Value	Premium 1 Day Before	Premium 5 Days Before	Premium 1 Month Before	Premium 3 Months Before
9/11/2013	Umpqua Holdings Corp.	Sterling Financial Corp.	$1,995.1	13.9%	17.5%	16.1%	40.2%
7/22/2013	PacWest Bancorp	CapitalSource Inc.	2,381.9	20.1%	20.1%	24.6%	28.5%
7/14/2013	MB Financial Inc.	Taylor Capital Group Inc.	658.8	24.6%	24.9%	33.2%	44.5%
5/28/2013	Fidelity National Financial	Lender Processing Services	2,835.2	1.4%	12.6%	24.2%	36.2%
4/14/2013	Madison Dearborn Partners LLC	National Financial Partners	1,283.8	8.3%	9.0%	26.4%	47.1%
2/19/2013	Total System Services Inc.	NetSpend Holdings Inc.	1,375.2	26.1%	42.4%	38.2%	46.9%
1/30/2013	Annaly Capital Mgmt Inc.	CreXus Investment Corp.	875.8	4.1%	4.0%	6.1%	16.2%
12/30/2012	Investor group	Duff & Phelps Corp.	669.1	19.2%	20.7%	28.1%	14.3%
12/20/2012	IntercontinentalExchange Inc.	NYSE Euronext	8,231.3	37.7%	42.9%	45.7%	28.1%
12/18/2012	Markel Corp.	Alterra Capital Holdings Ltd.	3,100.2	32.9%	32.7%	39.5%	26.8%
12/11/2012	Trident Private Holdings I LLC	TNS Inc.	535.5	44.2%	42.1%	45.4%	35.1%
12/6/2012	Toronto-Dominion Bank	Epoch Holding Corp.	668.4	27.8%	26.5%	28.2%	19.2%
11/11/2012	Leucadia National Corp.	Jefferies Group Inc.	2,924.2	23.7%	17.0%	24.5%	32.4%
9/25/2012	Columbia Banking System Inc.	West Coast Bancorp	508.9	12.0%	13.1%	14.4%	22.8%
9/12/2012	FirstMerit Corp.	Citizens Republic Bancorp Inc.	942.9	14.7%	15.5%	15.7%	45.8%
8/30/2012	Validus Holdings Ltd.	Flagstone Reinsurance Holdings	622.9	19.4%	22.0%	22.4%	16.3%
8/27/2012	M&T Bank Corp.	Hudson City Bancorp Inc.	3,813.2	12.1%	8.3%	19.9%	14.0%
8/19/2012	Aetna Inc.	Coventry Health Care Inc.	5,726.4	20.4%	30.3%	30.6%	41.8%
7/9/2012	WellPoint Inc.	AMERIGROUP Corp.	4,884.6	43.0%	39.6%	47.2%	43.4%
7/8/2012	Thomson Reuters Corp.	FX Alliance Inc.	679.0	40.1%	40.0%	33.2%	43.9%
2/15/2012	Grupo Elektra S.A. de C.V.	Advance America Cash Advance	659.1	30.9%	26.4%	28.2%	27.0%
11/20/2011	Alleghany Corp.	Transatlantic Holdings Inc.	3,534.6	9.8%	9.6%	15.3%	19.0%
10/24/2011	CIGNA Corp.	HealthSpring Inc.	3,824.9	37.0%	40.4%	57.3%	21.5%
10/10/2011	Banco Popular Español SA	Banco Pastor SA	1,345.9	30.8%	41.0%	37.1%	35.7%
10/3/2011	ACI Worldwide Inc.	S1 Corp.	525.1	4.2%	9.7%	6.7%	27.5%
9/28/2011	Nationwide Mutual Insurance Co	Harleysville Group Inc.	815.8	86.5%	138.6%	119.3%	93.9%
5/12/2011	CVC Capital Partners SICAV-FIS	Rizal Commercial Banking Corp.	4,959.0	3.4%	6.0%	0.9%	10.1%
4/27/2011	CoStar Group Inc.	LoopNet Inc	859.0	30.9%	41.4%	33.8%	77.2%
4/20/2011	Hanover Insurance Group Inc.	Chaucer Holdings Plc	503.0	69.2%	69.2%	71.6%	79.1%
3/18/2011	Charles Schwab Corp.	optionsXpress Holdings Inc.	1,032.5	20.3%	13.8%	10.0%	(12.7%)
1/16/2011	Comerica Inc.	Sterling Bancshares Inc.	1,028.9	29.8%	38.4%	53.7%	77.2%
12/21/2010	Hancock Holding Co.	Whitney Holding Corp.	1,468.4	46.5%	41.2%	64.6%	79.2%
12/17/2010	BMO Financial Group	Marshall & Ilsley Corp.	4,096.0	33.9%	31.4%	56.3%	10.8%
		Mean	**$1,967.7**	**15.0%**	**18.8%**	**24.5%**	**37.3%**
		Median	**$2,188.5**	**17.0%**	**18.8%**	**24.4%**	**38.2%**

Note: Transactions over $500 million in transaction value in financial services
Source: SNL Financial

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